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                                                                    Exhibit 23




                         INDEPENDENT AUDITORS' CONSENT





The Corporate Benefits Committee of the
Beckman Instruments, Inc.
Savings and Investment Plan:



We consent to the incorporation by reference in the registration statement
(No. 33-51506) on Form S-8 of Beckman Instruments, Inc. Savings and Investment Plan of our report dated June 1, 1994 relating to the statements of net assets available for plan benefits, including the schedule of investments, of Beckman Instruments, Inc. Savings and Investment Plan as of December 31, 1993 and 1992 and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 11-K.


                                            /s/  KPMG PEAT MARWICK


Orange County, California
June 27, 1994